EXHIBIT 99.2

                                            FOR:  Consolidated Graphics, Inc.

                                    APPROVED BY:  Ronald E. Hale, Jr.
                                                  Vice President & Treasurer
                                                  (713) 787-0977

                                        CONTACT:  Betsy Brod/Nancy Healy
                                                  Media:  Stan Froelich
                                                  Morgen-Walke Associates, Inc.
                                                  (212) 850-5600

FOR IMMEDIATE RELEASE

               CONSOLIDATED GRAPHICS, INC. ANNOUNCES COMPLETION OF
             STORTERCHILDS PRINTING AND HEATH PRINTERS ACQUISITIONS

     HOUSTON, TEXAS - January 28, 1998 - Consolidated Graphics, Inc. (NYSE: CGX) today announced that it has completed the previously announced acquisitions of StorterChilds Printing Company of Gainesville, Florida and Heath Printers of Seattle, Washington. Terms of the transactions were not disclosed.

     The acquisition of StorterChilds marks Consolidated Graphics' first entry into the attractive Florida printing market. Established almost 50 years ago, StorterChilds is an award-winning printing company and one of the leading commercial printers in Central Florida. The company will be led by the management team of John Childs and Jim Storter.

     Heath Printers is one of the premier commercial printers in Seattle and complements Consolidated Graphics' existing operation in that market. Formed in 1954, Heath Printers has maintained an excellent reputation for quality and service throughout its history. The management team of Nancy Zylstra, President, Brian Jaeger, Sales Manager, and Bryan Miller, Plant Manager, collectively with over 40 years of service to Heath and its customers, will continue to lead the Company.

     Commenting on the announcement, Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics said, "Both of these companies are leaders in their respective markets and are welcome additions to our family of printing companies. Each has a group of dedicated employees and a strong management team that have worked together to make these companies successful. We are very pleased that they have become a part of Consolidated Graphics."

     Consolidated Graphics is recognized as the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending transactions, Consolidated Graphics will have 31 companies nationwide with annualized revenue of more than $290 million.